Exhibit 10(a)

SECURED REVOLVING

CREDIT AGREEMENT

dated as of

July 31, 2013

among

MVC CAPITAL, INC.

as Borrower,

and

BRANCH BANKING AND TRUST COMPANY,

as Lender

SECURED REVOLVING CREDIT AGREEMENT

THIS SECURED REVOLVING CREDIT AGREEMENT is dated as of July 31, 2013 among MVC CAPITAL, INC., a Delaware corporation, as borrower, and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation, as lender.

The parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.                                        Definitions.  The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Adjusted London InterBank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London InterBank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

“Advances” means collectively the Revolver Advances.  “Advance” means any one of such Advances, as the context may require.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 10% or more of the common stock or equivalent equity interests.  As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“Applicable Laws” means all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” has the meaning set forth in Section 2.06(a).

“Authority” has the meaning set forth in Section 8.02.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§101, et. seq.), as amended from time to time.

“Base Rate” means for any Base Rate Advance for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one percent (1.0%) above the Federal Funds Rate.  For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Base Rate Advance” means, with respect to any Advance, such Advance when such Advance bears or is to bear interest at a rate based upon the Base Rate.

“Borrower” means MVC Capital, Inc., a Delaware corporation, and its successors and its permitted assigns.

“Borrowing” means a borrowing hereunder consisting of Revolver Advances made to the Borrower at the same time by the Lender pursuant to Article II.  A Borrowing is a “Base Rate Borrowing” if such Advances are Base Rate Advances or a “Euro-Dollar Borrowing” if such Advances are Euro-Dollar Advances.

“Capital Securities” means, with respect to any Person, any and all shares, interests (including membership interests and partnership interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital (including any instruments convertible into equity), whether now outstanding or issued after the Closing Date.

“Cash Account” means that certain deposit account no. 11820000602 maintained at Branch Banking and Trust Company, at all times in the name of the Borrower, and any and all modifications, supplements, consolidations, renewals and substitutions thereto or replacements thereof.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change in Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding Michael Tokarz, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding Capital Securities of the Borrower; or (b) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (x) and (y) above be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“Closing Certificate” has the meaning set forth in Section 3.01(d).

“Closing Date” means July 31, 2013.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.  Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Collateral” shall mean: (1) the Securities Account (as defined in the Security Agreement) and any and all assets and other property, tangible or intangible, now existing or hereafter arising, maintained in, credited to or recorded in the Securities Account, including without limitation any and all Investment Property (as defined in the Security Agreement), Treasury Securities, securities and other financial assets maintained in, recorded in, credited to or contained therein; (2) any and all Security Entitlements (as defined in the Security Agreement) with respect to the financial assets maintained in, recorded in or credited to the Securities Account; (3) any and all other Investment Property or assets from time to time maintained in, credited to or recorded in the Securities Account; (4) any and all cash and cash equivalents from time to time maintained in, credited to or recorded in the Securities Account or in the Cash Account; (5) all Supporting Obligations (as defined in the Security Agreement) which relate to, arise from or are in connection with the assets maintained in, credited to or recorded in the Securities Account; (6) all replacements or substitutions for any of the foregoing; and (7) all proceeds and products of any of the foregoing and the proceeds and products of other proceeds and products.

“Collateral Coverage Ratio” shall mean the ratio of the value of the Collateral to the aggregate amount of the Revolver Advances, as of any date, on such date.

“Collateral Documents” means, collectively, the Security Agreement and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Subsidiary shall grant or convey (or shall have granted or conveyed) to the Lender (or any of its Affiliates) a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations, as any of them may be amended, modified or supplemented from time to time.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Consolidated Net Worth” means at any date, the total common shareholders’ equity of the Borrower and its Consolidated Subsidiaries, as reflected on the most recent regularly prepared quarterly or annual balance sheet of the Borrower and its Consolidated Subsidiaries, which balance sheet shall be prepared in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the Board of Directors of the Borrower is recommended by at least 66-2/3% of the then Continuing Directors.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Securities of such Person, (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); and (xi) all obligations of such Person under any synthetic lease, tax retention operating lease, sale and leaseback transaction, asset securitization, off-balance sheet loan or other off-balance sheet financing product, (xiii) all obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property and (xiv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person.  The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to the Advances, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Advance (irrespective of whether any such type of Advance is actually outstanding hereunder).

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized or required by law to close.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of any state or territory of the United States of America.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary of the Borrower required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable federal, state or local environmental law or regulation and shall include, in any event and without limitation, any release of petroleum or petroleum related products.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary of a Borrower or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law and all rules and regulations from time to time promulgated thereunder.  Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro-Dollar Advance” means, with respect to any Advance, such Advance during Interest Periods when such Advance bears or is to bear interest at a rate based upon the London InterBank Offered Rate.

“Euro-Dollar Business Day” means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06(c).

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to BB&T on such day on such transactions as determined by the Lender.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Basel Committee on Banking Supervision or any successor or similar authority thereto).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and

Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Period” means with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the date 7 days (one week) thereafter or on the numerically corresponding day in the first, second or third month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a)                                 any Interest Period (subject to clause (b) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month (as the case may be), in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)                                 any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

(c)                                  no Interest Period may be selected that begins before the Termination Date and would otherwise end after the Termination Date.

“Lender” means Branch Banking and Trust Company.

“Lending Office” means, as to the Lender, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as the Lender may hereafter designate as its Lending Office by notice to the Borrower.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing.  For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Revolver Note, the Collateral Documents, any other document evidencing or securing the Advances, and any other document or instrument delivered from time to time in connection with this Agreement, the Revolver Note, the Collateral Documents or the Advances, as such documents and instruments may be amended or supplemented from time to time.

“London InterBank Offered Rate” has the meaning set forth in Section 2.06(c).

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Lender under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark to Market Exposure” shall mean, as of any date of determination, the aggregate amount with respect to all Hedging Obligations of the Borrower and its Subsidiaries of the excess (if any) of all unrealized losses in respect of all such Hedging Obligations over all unrealized profits in respect of all Hedging Transactions of the Borrower and its Subsidiaries.  “Unrealized losses” shall mean as to any Hedging Obligation, the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means as to any Hedging Transaction, the fair market value of the gain to such Person in respect of the Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date)

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Continuation or Conversion” has the meaning set forth in Section 2.03.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Obligations” means the collective reference to all of the following indebtedness obligations and liabilities:  (a) the due and punctual payment by the Borrower of: (i) the principal of and interest on the Revolver Note (including without limitation, any and all Revolver Advances), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and any renewals, modifications or extensions thereof, in whole or in part; (ii) each payment required to be made by the Borrower under this Agreement, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and obligations, if any, to provide cash collateral and any renewals, modifications or extensions thereof, in whole or in part; and (iii) all other monetary obligations of the Borrower to the Lender under this Agreement and the other Loan Documents to which the Borrower is or is to be a party and any renewals, modifications or extensions thereof, in whole or in part; and (b) the due and punctual performance of all other obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is or is to be a party, and any renewals, modifications or extensions thereof, in whole or in part.

“Officer’s Certificate” has the meaning set forth in Section 3.01(e).

“Operating Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement, shareholder agreement or other applicable documents relating to the operation, governance or management of such entity.

“Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar official action, as applicable, taken by such entity.

“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means a natural person, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Prime Rate” refers to that interest rate so denominated and set by the Lender from time to time as an interest rate basis for borrowings.  The Prime Rate is but one of several interest rate bases used by the Lender.  The Lender lends at interest rates above and below the Prime Rate.  The Prime Rate is not necessarily the lowest or best rate charged by the Lender to its customers or other banks.

“Properties” means all real property owned, leased or otherwise used or occupied by the Borrower or any of its Subsidiaries, wherever located.  “Property” means any one of such Properties.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31, or, if any such day is not a Domestic Business Day, the next succeeding Domestic Business Day.

“Redeemable Preferred Securities” of any Person means any preferred stock or similar Capital Securities (including, without limitation, limited liability company membership interests and limited partnership interests) issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Revolver Advance” shall mean an advance made to the Borrower under this Agreement pursuant to Section 2.01.  A Revolver Advance is a “Base Rate Advance” if such

Revolver Advance is part of a Base Rate Borrowing or a “Euro-Dollar Advance” if such Revolver Advance is part of a Euro-Dollar Borrowing.

“Revolver Commitment” means the amount which is the lesser of (a) $50,000,000, or (b) 90% of the sum of (i) the value of the Treasury Securities in the Securities Account and (ii) the cash contained in the Cash Account.

“Revolver Note” means the promissory note of the Borrower, substantially in the form of Exhibit B attached hereto, evidencing the obligation of the Borrower to repay the Revolver Advances, together with all amendments, consolidations, modifications, renewals, substitutions and supplements thereto or replacements thereof.

“RIC” or “regulated investment company” shall mean an investment company or business development company that qualifies for the special tax treatment provided for by subchapter M of the Code.

“Sale/Leaseback Transaction” means any arrangement with any Person providing, directly or indirectly, for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

“Sanctioned Entity” shall mean (i) a country or a government of a country, (ii) an agency of the government of a country, (iii) an organization directly or indirectly controlled by a country or its government, (iv) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

“Securities Account” means that certain account no. 11820000648 maintained at Branch Banking and Trust Company, at all times in the name of the Borrower, and any and all modifications, supplements, consolidations, renewals and substitutions thereto or replacements thereof.

“Security Agreement” means the Security Agreement by and between the Borrower and the Lender to be executed and delivered in connection herewith.

“Subsidiary” of any Person means a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interest having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided however, the term “Subsidiary” shall not include any Person that constitutes an investment made by the Borrower or a Subsidiary in the ordinary course of business and consistently with practices existing on the Closing Date in a Person that is accounted for under

GAAP as a portfolio investment of the Borrower.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier to occur of (i) July 31, 2014, (ii) the date the Revolver Commitment is terminated pursuant to Section 6.01 following the occurrence of an Event of Default, or (iii) the date the Borrower terminates the Revolver Commitment entirely pursuant to Section 2.09.

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s business and on a temporary basis.

“Total Unused Revolver Commitment” means at any date, an amount equal to: (A) the amount of the Revolver Commitment at such time, less (B) the sum of the outstanding principal amount of the Revolver Advances at such time.

“Treasury Securities” shall mean (i) Treasury Securities of the United States of America (ii) other debt instruments fully guaranteed by the full faith and credit of the United States of America, or (iii) securities of any governmental agency whose purchase has been approved in writing by the Lender in its sole and absolute discretion.

“Unused Commitment” means at any date, with respect to the Lender, an amount equal to its Revolver Commitment less the sum of the aggregate outstanding principal amount of the sum of its Revolver Advances.

“Wholly Owned Subsidiary” means any Subsidiary all of the Capital Securities of which are at the time directly or indirectly owned by the Borrower.

SECTION 1.02.                                        Accounting Terms and Determinations.  Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lender, unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents:  (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or  (ii) the Lender shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03.                                        Use of Defined Terms.  All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.04.                                        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and (g) titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE II

THE CREDIT

SECTION 2.01.                                        Commitments to Make Advances.  The Lender agrees, on the terms and conditions set forth herein, to make Revolver Advances to the Borrower from time to time before the Termination Date in the aggregate amount not to exceed the Revolver Commitment.  Each Borrowing under this Section 2.01 shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the Total Unused Revolver Commitment).  Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Revolver Advances and reborrow under this Section 2.01 at any time before the Termination Date.

SECTION 2.02.                                        Method of Borrowing Advances.

(a)                                 The Borrower shall give the Lender notice in the form attached hereto as Exhibit A (a “Notice of Borrowing”) prior to (i) 9:30 A.M. (Eastern time) at least one (1) Domestic Business Day before each Base Rate Borrowing, and (ii) 11:00 A.M. (Eastern time) at least three (3) Euro-Dollar Business Days before each Euro-Dollar Borrowing:

(i)                                     the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii)                                  the aggregate amount of such Borrowing,

(iii)                               whether the Revolver Advances comprising such Borrowing are to be Base Rate Advances or Euro-Dollar Advances, and

(iv)                              in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b)                                 Once received by the Lender, such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(c)                                  Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will disburse the funds to the Borrower.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default, which Default shall not have been cured or waived.

(e)                                  In the event that a Notice of Borrowing fails to specify whether the Revolver Advances comprising such Borrowing are to be Base Rate Advances or Euro-Dollar Advances, such Revolver Advances shall be made as Base Rate Advances.  If the Borrower is otherwise entitled under this Agreement to repay any Revolver Advances maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Revolver Advances using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Revolver Advances mature in an amount equal to the principal amount of the Revolver Advances so maturing, and the Revolver Advances comprising such new Borrowing shall be Base Rate Advances.

(f)                                   Notwithstanding anything to the contrary contained herein, there shall not be more than three (3) Interest Periods outstanding at any given time.

SECTION 2.03.                                        Continuation and Conversion Elections.  By delivering a notice (a “Notice of Continuation or Conversion”), which shall be substantially in the form of Exhibit C, to the Lender on or before 12:00 P.M., Eastern time, on a Domestic Business Day (or Euro-Dollar Business Day, in the case of Euro-Dollar Advances outstanding), the Borrower may from time to time irrevocably elect, by notice one (1) Domestic Business Day prior in the case of a conversion to Base Rate Advances, or three (3) Euro-Dollar Business Days prior in the case of a continuation of or conversion to Euro-Dollar Advances, that all, or any portion in an aggregate principal amount of $1,000,000 or any larger integral multiple of $100,000 be, (i) in the case of Base Rate Advances, converted into Euro-Dollar Advances or (ii) in the case of Euro-Dollar

Advances, converted into Base Rate Advances or continued as Euro-Dollar Advances; provided, however, that no portion of the outstanding principal amount of any Revolver Advances may be continued as, or be converted into, any Euro-Dollar Advance when any Default has occurred and is continuing.  In the absence of delivery of a Notice of Continuation or Conversion with respect to any Euro-Dollar Advance at least three (3) Euro-Dollar Business Days before the last day of the then current Interest Period with respect thereto, such Euro-Dollar Advance shall, on such last day, automatically convert to a Base Rate Advance.

SECTION 2.04.                                        Note.  The Revolver Advances shall be evidenced by a single Revolver Note payable to the order of the Lender for the account of its Lending Office in an amount equal to the Revolver Commitment.

SECTION 2.05.                                        Maturity of Advances.  Each Revolver Advance included in any Borrowing shall mature, and the principal amount thereof, together with all accrued unpaid interest thereon, shall be due and payable on the Termination Date.

SECTION 2.06.                                        Interest Rates.

(a)                                 “Applicable Margin” shall mean 1.00%.

(b)                                 Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made until it becomes due, at a rate per annum equal to the Base Rate for such day.  Such interest shall be payable on each Quarterly Payment Date while such Base Rate Advance is outstanding and on the date such Base Rate Advance is converted to a Euro-Dollar Advance or repaid.  Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(c)                                  Each Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the applicable Adjusted London InterBank Offered Rate for such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof.  Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “London InterBank Offered Rate” applicable to any Euro-Dollar Advance means for the Interest Period of such Euro-Dollar Advance the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Advance offered for a term comparable to such Interest Period, which rate appears on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or any applicable successor service for the purpose of displaying London InterBank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time, two (2) Euro-Dollar Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the “London InterBank Offered Rate” for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two (2) major lenders in New York City, selected by the Lender, at approximately 10:00 A.M., New York City time, two (2) Euro-Dollar Business Days prior to the first day of such Interest Period, for deposits in Dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Euro-Dollar Advance.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Advance is determined).  The Adjusted London InterBank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(d)                                 The Lender shall determine each interest rate applicable to the Advances hereunder in accordance with the terms of this Agreement.  The Lender shall give prompt notice to the Borrower by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(e)                                  After the occurrence and during the continuance of an Event of Default (other than an Event of Default under Sections 6.01(g) or (h)), the principal amount of the Advances (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Lender, bear interest at the Default Rate; provided, however, that automatically whether or not the Lender elects to do so, (i) any overdue principal of and, to the extent permitted by law, overdue interest on the Advances shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate, and (ii) after the continuance and during the continuance of an Event of Default described in Section 6.01(g) or 6.01(h), the principal amount of the Advances (and, to the extent permitted by applicable law, all accrued interest thereon) shall bear interest payable on demand for each day until paid at a rate per annum equal to the Default Rate.

SECTION 2.07.                                        Fees.

(a)                                 The Borrower shall pay promptly (and in any event on the Closing Date) an upfront fee in immediately available funds to and for the account of the Lender in an amount equal to twenty basis points (0.20%) of the Revolving Commitment, which such upfront fee shall be fully earned and payable on the Closing Date.

(b)                                 The Borrower shall pay to the Lender a commitment fee equal to the product of:  (i) the aggregate of the daily average amounts of the Unused Commitment, times (ii) a per annum percentage equal to 0.25%.  Such commitment fee shall accrue from and including the Closing Date to and including the Termination Date.  Commitment fees shall be payable (i) quarterly in arrears on each Quarterly Payment

Date, and (ii) on the Termination Date; provided that should the Revolver Commitment be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid fee shall be paid on the date of such termination.

SECTION 2.08.                                        Optional Termination or Reduction of Commitments.  The Borrower may, upon at least 3 Domestic Business Day’s irrevocable notice to the Lender, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $10,000,000 or any larger multiple of $1,000,000, the Revolver Commitment; provided, however:  (1) each termination or reduction, as the case may be, shall be permanent and irrevocable; (2) no such termination or reduction shall be in an amount greater than the Total Unused Revolver Commitment on the date of such termination or reduction; and (3) no such reduction pursuant to this Section 2.08 shall result in the Revolver Commitment to be reduced to an amount less than $20,000,000, unless the Revolver Commitment is terminated in its entirety, in which case all accrued fees (as provided under Section 2.07) shall be payable on the effective date of such termination.

SECTION 2.09.                                        Termination of Commitments.  The Revolver Commitment shall terminate on the Termination Date and any Revolver Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.10.                                        Optional Prepayments.

(a)                                 The Borrower may, upon at least one (1) Domestic Business Day’s notice to the Lender, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $5,000,000 or any larger integral multiple of $1,000,000 (or any lesser amount equal to the outstanding balance of such Advance), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b)                                 Subject to any payments required pursuant to the terms of Article VIII for such Euro-Dollar Borrowing, the Borrower may, upon at least three (3) Domestic Business Day’s prior written notice, prepay in minimum amounts of $5,000,000 with additional increments of $1,000,000 (or any lesser amount equal to the outstanding balance of such Advances) all or any portion of the principal amount of any Euro-Dollar Borrowing prior to the maturity thereof, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and such payments required pursuant to the terms of Article VIII.

(c)                                  Once received by the Lender, such prepayment shall not thereafter be revocable by the Borrower.

SECTION 2.11.                                        Mandatory Prepayments.

(a)                                 On each date on which the Revolver Commitment is reduced or terminated pursuant to Section 2.08 or Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Revolver Advances, if any (together with interest accrued thereon and any amount due under Section 8.05), as may be necessary so that after such payment the aggregate unpaid principal amount of the Revolver Advances does not exceed the aggregate amount of the Revolver Commitment as then reduced.  Each such payment or prepayment shall be applied to the Revolver Advances outstanding on the date of payment or prepayment in the following order or priority:  (i) first, to Base Rate Advances; and (ii) lastly, to Euro-Dollar Advances.

(b)                                 In the event that the aggregate principal amount of all Revolver Advances at any one time outstanding shall at any time exceed the aggregate amount of the Revolver Commitment at such time, the Borrower shall immediately repay so much of the Revolver Advances as is necessary in order that the aggregate principal amount of the Revolver Advances thereafter outstanding, shall not exceed the aggregate amount of the Revolver Commitment at such time.  Each such payment or prepayment shall be applied to the Revolver Advances outstanding on the date of payment or prepayment in the following order or priority:  (i) first, to Base Rate Advances; and (ii) lastly, to Euro-Dollar Advances.

(c)                                  If at any time the Borrower is not in compliance with Section 5.03, the Borrower shall immediately repay so much of the Revolver Advances as is necessary in order that the Borrower is, after giving effect to such repayment, in compliance with Section 5.03.  Each such payment or prepayment shall be applied to the Revolver Advances outstanding on the date of payment or prepayment in the following order or priority:  (i) first, to Base Rate Advances, and (ii) lastly to Euro-Dollar Advances.

SECTION 2.12.                                        General Provisions as to Payments.

(a)                                 The Borrower shall make each payment of principal of, and interest on, the Advances and of fees hereunder without any set off, counterclaim or any deduction whatsoever, not later than 11:00 A.M. (Eastern time) on the date when due, in Federal or other funds immediately available in Winston-Salem, North Carolina, to the Lender at its address referred to in Section 9.01.

(b)                                 Whenever any payment of principal of, or interest on, the Base Rate Advances or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of or interest on, the Euro-Dollar Advances shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c)                                  Taxes.

(i)                                     Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any

Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii)                                  Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (i) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii)                               Indemnification by the Borrower.  The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower shall be conclusive absent manifest error.

(iv)                              Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(v)                                 Intentionally deleted.

(vi)                              Treatment of Certain Refunds.  If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.13.                                        Computation of Interest and Fees.  Interest on the Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  Utilization fees, unused commitment fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE III
CONDITIONS TO BORROWINGS

SECTION 3.01.                                        Conditions to Closing and First Borrowing.  The obligation of the Lender to make an Advance on the Closing Date is subject to the satisfaction of the conditions set forth in Section 3.02 and the following additional conditions:

(a)                                 receipt by the Lender from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;

(b)                                 receipt by the Lender of a duly executed Revolver Note, complying with the provisions of Section 2.04;

(c)                                  receipt by the Lender of an opinion of Edwards Wildman Palmer LLP, as counsel to the Borrower, and Kramer Levin Naftalis & Frankel LLP, as special counsel to the Borrower, each dated as of the Closing Date covering such matters relating to the transactions contemplated hereby as the Lender may reasonably request;

(d)                                 receipt by the Lender of a certificate (the “Closing Certificate”), dated as of the Closing Date, substantially in the form of Exhibit D hereto, signed by a chief financial officer or other authorized officer of the Borrower, to the effect that, to his knowledge, (i) no Default has occurred and is continuing on the Closing Date and (ii) the representations and warranties of the Borrower contained in Article IV are true on and as of the Closing Date hereunder;

(e)                                  receipt by the Lender of all documents which the Lender may reasonably request relating to the existence of the Borrower, the authority for and the validity of this Agreement, the Revolver Note and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Lender, including without limitation the Borrower’s certificate of incumbency (the “Officer’s Certificate”), signed by the Secretary, an Assistant Secretary, a member, manager, partner, trustee or other authorized representative of the Borrower, substantially in the form of Exhibit E hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower, authorized to execute and deliver the Loan Documents, and certified copies of the following items:  (i) the Borrower’s Organizational Documents; (ii) the Borrower’s Operating Documents; (iii) the Borrower’s certificate of the Secretary of State as to the good standing or existence of it, and (iv) the Organizational Action, if any, taken by the

Borrower’s board of directors or other applicable Persons authorizing the Borrower’s execution, delivery and performance of this Agreement, the Revolver Note and the other Loan Documents to which the Borrower is a party;

(f)                                   receipt by the Lender of a Notice of Borrowing;

(g)                                  the Security Agreement and the other Collateral Documents, each in form and content satisfactory to the Lender shall have been duly executed by the Borrower and such documents shall have been delivered to the Lender and shall be in full force and effect and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, upon filing, recording or possession by the Lender, as the case may be, a valid, legal and perfected first-priority security interest in and lien on the Collateral described in the Security Agreement shall have been delivered to the Lender;

(h)                                 the Lender shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower in the states (or other jurisdictions) in which the Borrower is organized, the chief executive office of each such Person is located, any offices of such persons in which records have been kept relating to Collateral described in the Collateral Documents and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Lender that the Liens indicated in any such financing statement (or similar document) have been released or subordinated to the satisfaction of Administrative Agent;

(i)                                     the Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder to be paid as of such date, and shall have reimbursed the Lender for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Loan Documents, including the reasonable legal, audit and other document preparation costs incurred by the Lender; and

(j)                                    such other documents or items as the Lender or their counsel may reasonably request.

SECTION 3.02.                                        Conditions to All Borrowings.  The obligation of the Lender to make an Advance on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

(a)                                 receipt by the Lender of a Notice of Borrowing as required by Section 2.02;

(b)                                 receipt by the Lender of such documentation as the Lender shall reasonably require (including, without limitation, certificate(s) from the Borrower and the Securities Intermediary (as defined in the Security Agreement)) confirming that after giving effect to such Borrowing and the application of the proceeds thereof, the Borrower shall be in compliance with the Collateral Coverage Ratio requirements set forth in Section 5.03 and the Asset Coverage requirement set forth in Section 5.08;

(c)                                  the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(d)                                 the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true, on and as of the date of such Borrowing; and

(e)                                  the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Revolver Advances will not exceed the amount of the Revolver Commitment.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (c), (d) and (e) of this Section.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01.                                        Existence and Power.  The Borrower is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02.                                        Organizational and Governmental Authorization; No Contravention.  The execution, delivery and performance by the Borrower of this Agreement, the Notes, the Collateral Documents and the other Loan Documents (i) are within the Borrower’s organizational powers, (ii) have been duly authorized by all necessary Organizational Action, (iii) require no action by or in respect of, or filing with, any Governmental Authority (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organizational Documents and Operating Documents of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.03.                                        Binding Effect.  This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes, the Collateral Documents and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to Bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

SECTION 4.04.                                        Financial Information.

(a)                                 The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of October 31, 2012 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, copies of which have been delivered to the Lender, and the unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the interim period ended April 30, 2013, copies of which have been delivered to the Lender, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b)                                 Since October 31, 2012, there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 4.05.                                        Litigation.  There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its respective Subsidiaries before any court or arbitrator or any Governmental Authority which in any manner draws into question the validity or enforceability of, or could impair the ability of the Borrower to perform their respective obligations under, this Agreement, the Notes, the Collateral Documents or any of the other Loan Documents.

SECTION 4.06.                                        Compliance with ERISA.

(a)                                 The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance  with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b)                                 Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

(c)                                  The assets of the Borrower or any of its Subsidiaries of the Borrower do not and will not constitute “plan assets,” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.  The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.

SECTION 4.07.                                        Taxes.  There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any of its Subsidiaries have been paid.

The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

SECTION 4.08.                                        Subsidiaries.  Each of the Subsidiaries is a corporation, a limited liability company or other legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  The Borrower does not have any Subsidiaries except those Subsidiaries listed on Schedule 4.08 and as set forth in any Compliance Certificate provided to the Lender pursuant to Section 5.01(c) after the Closing Date, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of organization.

SECTION 4.09.                                        Investment Company Act, Etc.  Neither the Borrower nor any of its Affiliates is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended. The Borrower has elected to be a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940 and is subject to regulation as such under the Investment Company Act of 1940 including Sections 17(f) and 18, as modified by Sections 59 and 61, respectively, of the Investment Company Act of 1940.

SECTION 4.10.                                        All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Loan Document to which the Borrower is a party, have been obtained.

SECTION 4.11.                                        Ownership of Property.  Each of the Borrower and its Subsidiaries has title or the contractual right to possess its properties sufficient for the conduct of its business.

SECTION 4.12.                                        No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound.  No Default or Event of Default has occurred and is continuing.

SECTION 4.13.                                        Intentionally deleted.

SECTION 4.14.                                        Environmental Matters.

(a)                                 Neither the Borrower nor any of its Subsidiaries is subject to any Environmental Liability which would reasonably be expected to have a Material Adverse Effect and neither the Borrower nor any of its Subsidiaries has been designated as a potentially responsible party under CERCLA.  None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b)                                 No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

(c)                                  The Borrower and each of its Subsidiaries have procured all Environmental Authorizations necessary for the conduct of the business contemplated on such Property, and is in compliance in all material respects with all Environmental Requirements in connection with the operation of the Properties and the Borrower’s, and each of its Subsidiary’s, respective businesses.

SECTION 4.15.                                        Compliance with Laws.  The Borrower and each of its Subsidiaries is in compliance with all applicable laws, including, without limitation, all Environmental Laws and all regulations and requirements of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. (including with respect to timely filing of reports).

SECTION 4.16.                                        Capital Securities.  All Capital Securities, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws.  The issued shares of Capital Securities of each of the Borrower’s Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim.

SECTION 4.17.                                        Margin Stock.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of the Board of Governors of the Federal Reserve System.  Following the application of the proceeds from each Advance, not more than 25% of the value of the assets, either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis, will be “Margin Stock.”

SECTION 4.18.                                        Insolvency.  After giving effect to the execution and delivery of the Loan Documents and the making of the Advances under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

SECTION 4.19.                                        Security Documents.  Upon execution by the Borrower, the Security Agreement shall be effective to create in favor of the Lender, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, upon filing of one or more Uniform Commercial Code financing statements in the appropriate jurisdictions and execution and delivery of control agreements in the form attached hereto as Exhibit F, the Lender shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral and the proceeds thereof that can be perfected upon filing of one or more Uniform Commercial Code financing statements and execution and delivery of such control agreements, in each case prior and superior in any right to any other Person.

SECTION 4.20.                                        Labor Matters.  There are no significant strikes, lockouts, slowdowns or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened.  The hours worked by and payment made to employees of the Borrower and each Subsidiary of the Borrower have been in material compliance with the Fair Labor Standards Act and any other applicable federal, state or foreign law dealing with such matters.

SECTION 4.21.                                        Patents, Trademarks, Etc.  The Borrower and its Subsidiaries own, or are licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are material to the businesses, assets, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.  The use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by the Borrower and its Subsidiaries, does not infringe on the rights of any Person.

SECTION 4.22.                                        Intentionally deleted.

SECTION 4.23.                                        Anti-Terrorism Laws.  Neither the Borrower nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act.

SECTION 4.24.                                        Ownership Structure.  As of the Closing Date, Schedule 4.24 is a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Capital Securities in such Subsidiary, (iii) the nature of the Capital Securities held by each such Person, and (iv) the percentage of ownership of such Subsidiary represented by such Capital Securities.  Except as disclosed in such Schedule, as of the Closing Date (i) the Borrower and its Subsidiaries owns, free and clear of all Liens and has the unencumbered right to vote, all outstanding Capital Securities in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding Capital Securities of each Person is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional Capital Securities of any type in, any such Person.

SECTION 4.25.                                        Reports Accurate; Disclosure.  All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Lender in connection with this Agreement or any Loan Document, including without limitation all reports furnished pursuant to Section 4.04, are true, complete and accurate in all material respects; it being recognized by the Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.  Neither this Agreement, nor any Loan Document, nor any agreement, document, certificate or statement furnished to the Lender in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  There is no fact known to the Borrower which materially and adversely affects the Borrower and its Subsidiaries, or in the future is reasonably likely to have a Material Adverse Effect.

SECTION 4.26.                                        Location of Offices.  The Borrower’s name is MVC Capital, Inc.  The location of Borrower (within the meaning of Article 9 of the Uniform Commercial Code) is Delaware.  The Borrower has not changed its name, identity, structure, existence or state of formation, whether by amendment of its Organizational Documents, by reorganization or otherwise, or has not changed its location (within the meaning of Article 9 of the Uniform Commercial Code) within the four (4) months preceding the Closing Date or any subsequent date on which this representation is made.

SECTION 4.27.                                        Affiliate Transactions.  Except as permitted by Section 5.24, neither the Borrower nor any Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower or any Subsidiary is a party.

SECTION 4.28.                                        Intentionally deleted.

SECTION 4.29.                                        Survival of Representations and Warranties, Etc.  All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower or any Subsidiary to the Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Closing Date and delivered to the Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower in favor of the Lender.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Advances.

SECTION 4.30.                                        Intentionally deleted.

SECTION 4.31.                                        No Default or Event of Default.  No event has occurred and is continuing and no condition exists, or would result from any Advance or from the application of the proceeds therefrom, which constitutes or would reasonably be expected to constitute a Default or Event of Default.

SECTION 4.32.                                        USA PATRIOT Act; OFAC.

(a)                                 The Borrower nor any of its Affiliates is (1) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (2) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign lender that does not have a physical presence in any country and that is not affiliated with a Lender that has a physical presence and an acceptable level of regulation and supervision; or (3) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(b)                                 The Borrower nor any of its Affiliates (i) is a Sanctioned Entity, (ii) has a more than 10% of its assets located in a Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Entities.  The proceeds of any Advance will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Entity.  The Borrower nor any of its Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

ARTICLE V
COVENANTS

The Borrower agrees that, so long as the Lender has any Revolver Commitment hereunder or any amount payable under the Revolver Note remains unpaid:

SECTION 5.01.                                        Information.  The Borrower will deliver to the Lender:

(a)                                 as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by Ernst & Young LLP or other independent public accountants reasonably acceptable to the Lender, with such certification to be free of exceptions and qualifications not acceptable to the Lender;

(b)                                 as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Borrower;

(c)                                  as soon as available and in any event within 15 days after the end of each month in which any Advance is outstanding during the last day of such month, a report, in form and content satisfactory to the Lender, providing information necessary for the Lender to determine the number and amount of the Treasury Securities in the Securities Account and the cash on deposit in the Cash Account, all as of the last day of such month;

(d)                                 simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, and the report referred to in clause (c), a certificate, substantially in the form of Exhibit G and with compliance calculations in form and content satisfactory to the Lender (a “Compliance Certificate”), of the chief financial officers or authorized officers of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03 and 5.05 on the date of such financial statements, (ii) setting forth the identities of the respective Subsidiaries on the date of such financial statements or report, and (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or propose to take with respect thereto;

(e)                                  within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officers or authorized officers of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)                                   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(g)                                  if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(h)                                 promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any of its Subsidiaries for $1,000,000 or more in excess of amounts covered in full by applicable insurance; and

(i)                                     from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Lender may reasonably request.

SECTION 5.02.                                        Inspection of Property, Books and Records.  The Borrower will (i) keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Subsidiary of the Borrower to permit, with reasonable prior notice which notice shall not be required in the case of an emergency, the Lender or its designee, at the expense of the Borrower, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, but no more frequently than once each Fiscal Quarter unless a Default shall have occurred and be continuing.  The Borrower agrees to cooperate and assist in such visits and inspections.

SECTION 5.03.                                        Collateral Coverage Ratio.  The Borrower shall maintain at all times a Collateral Coverage Ratio of at least 1.10:1.00.

SECTION 5.04.                                        Sale/Leasebacks.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any Sale/Leaseback Transaction.

SECTION 5.05.                                        Net Worth.  Consolidated Net Worth shall at no time be less than $200,000,000.

SECTION 5.06.                                        Intentionally deleted.

SECTION 5.07.                                        Intentionally deleted.

SECTION 5.08.                                        Maintenance of RIC Status and Business Development Company.  The Borrower will maintain its status as a RIC under the Code and as a “business development company” under the Investment Company Act of 1940 (as in effect on the Closing Date), including maintenance of “Asset Coverage” (as such term is defined in the Investment Company Act of 1940) of at least 200% pursuant to Section 18, as amended by Section 61, of the Investment Company Act of 1940.

SECTION 5.09.                                        Intentionally deleted.

SECTION 5.10.                                        Intentionally deleted.

SECTION 5.11.                                        Negative Pledge.  Neither the Borrower nor any of its Subsidiaries will create, assume or suffer to exist any Lien on any Collateral now owned or hereafter acquired by it.

SECTION 5.12.                                        Maintenance of Existence, etc.  The Borrower shall, and shall cause each of its Subsidiaries to, maintain its organizational existence and carry on its business in substantially the same manner and in substantially the same line or lines of business or line or lines of business reasonably related to the business now carried on and maintained.

SECTION 5.13.                                        Dissolution.  Neither the Borrower nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own Capital Securities, except through corporate or company reorganization to the extent permitted by Section 5.14.

SECTION 5.14.                                        Consolidations, Mergers and Sales of Assets.  The Borrower will not, nor will it permit any of its Subsidiaries to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the Person surviving such merger, (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, and (iv) if the Borrower merges with any of its Subsidiaries, the Borrower is the Person surviving such merger; (b) Subsidiaries of the Borrower may merge with one another; and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) if, after giving effect thereto the Borrower and its Subsidiaries shall be in compliance on a pro forma basis, after giving effect to such transfer, discontinuation or elimination, with the terms and conditions of this Agreement.

SECTION 5.15.                                        Use of Proceeds.  No portion of the proceeds of any Advance will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation.  Except as otherwise provided herein, the proceeds of the Revolver Advances shall be used to:  (i) support portfolio growth and preserve future investment flexibility permitted under the Code (including, without limitation, the purchase of Treasury Securities) and (ii) to pay fees and expenses incurred in connection with this Agreement.  No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

SECTION 5.16.                                        Compliance with Laws; Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply in all material respects with applicable laws (including but not limited to ERISA and the Patriot Act), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued.  The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary of the Borrower, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Lender, the Borrower shall have set up reserves in accordance with GAAP.

SECTION 5.17.                                        Insurance.  The Borrower will maintain, and will cause each Subsidiary of the Borrower to maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.  Upon request, the Borrower shall promptly furnish the Lender copies of all such insurance policies or certificates evidencing such insurance and such other documents and evidence of insurance as the Lender shall request.

SECTION 5.18.                                        Change in Fiscal Year.  The Borrower will make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its Fiscal Year (except to conform with the Fiscal Year of the Borrower) without the consent of the Lender.

SECTION 5.19.                                        Maintenance of Property.  The Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

SECTION 5.20.                                        Environmental Notices.  The Borrower shall furnish to the Lender prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

SECTION 5.21.                                        Environmental Matters.  Neither the Borrower nor any of its Subsidiaries will, nor will the Borrower permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

SECTION 5.22.                                        Environmental Release.  The Borrower agrees that upon the occurrence of an Environmental Release at, under or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.23.                                        Transactions with Affiliates.  Neither the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary, except as permitted by law and pursuant to reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

SECTION 5.24.                                        Partnerships and Joint Ventures.  The Borrower shall not become a general partner in any general or limited partnership or a joint venturer in any joint venture.

SECTION 5.25.                                        Modifications of Organizational Documents.  The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, supplement, restate or otherwise modify its Organizational Documents or Operating Documents or other applicable document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

SECTION 5.26.                                        ERISA Exemptions.  The Borrower shall not permit any of their respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.

SECTION 5.27.                                        Hedging Transactions.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business (i) to hedge or mitigate risks to which the Borrower is exposed in the conduct of their business or the management of their liabilities, or (ii) with any counterparty who is or is anticipated to become, at the time that the Hedging Transaction is entered into, the issuer of a debt or equity interest to the Borrower, which Hedging Transaction is entered into to hedge or mitigate risks to which such counterparty and its affiliates are exposed in the conduct of their businesses or the management of their liabilities, or (iii) to hedge or mitigate risks to which the Borrower is exposed under Hedging Transactions described in the preceding clause (ii) or to effect an offset or unwind of any other Hedging Transaction; provided that the Borrower shall act in a reasonable and prudent manner to achieve, in the aggregate, substantially offsetting Hedging Transactions under clause (iii) with respect to the Net Mark to Market Exposure under the Hedging Transactions that are from time to time outstanding under clause (ii).  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Debt or (ii) as a result of changes in the market value of any common stock or any Debt) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

ARTICLE VI
DEFAULTS

SECTION 6.01.                                        Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)                                 the Borrower shall fail to pay when due any principal of any Advance (including, without limitation, any Advance or portion thereof to be repaid pursuant to

Section 2.11) or shall fail to pay any interest on any Advance within three Domestic Business Days after such interest shall become due, or the Borrower shall fail to pay any fee or other amount payable hereunder within three Domestic Business Days after such fee or other amount becomes due; or

(b)                                 the Borrower shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.05, 5.07, 5.08, 5.11, 5.12, 5.13, 5.14, 5.15 or 5.25; or

(c)                                  the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above or clause (n) below); provided that such failure continues for thirty days after the earlier of (i) the first day on which the Borrower has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Lender; or

(d)                                 any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement or in any financial statement, material certificate or other material document or report delivered pursuant to this Agreement shall prove to have been untrue or misleading in any material respect when made (or deemed made); or

(e)                                  the Borrower or any Subsidiary of the Borrower shall fail to make any payment in respect of Debt (other than the Revolver Note) having an aggregate principal amount in excess of $500,000 after expiration of any applicable cure or grace period; or

(f)                                   any event or condition shall occur which (i) results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary of the Borrower in an aggregate principal amount in excess of $500,000 or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary of the Borrower (or its designee) prior to the scheduled maturity thereof, or (ii) enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or commitment to provide such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof, terminate any such commitment or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g)                                  the Borrower or any Subsidiary of the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)                                 an involuntary case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any Bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any of its Subsidiaries under the federal Bankruptcy laws as now or hereafter in effect; or

(i)                                     the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)                                    one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any of its Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days or the Borrower or any of its Subsidiaries shall have made payments in settlement of any litigation or threatened proceeding in excess of $5,000,000; or

(k)                                 a federal tax lien shall be filed against the Borrower or any of its Subsidiaries under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any of its Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 30 days after the date of filing; or

(l)                                     a Change in Control shall occur; or

(m)                             the Lender shall fail for any reason to have a valid first priority security interest in any of the Collateral; or

(n)                                 a default or event of default shall occur and be continuing under any of the Collateral Documents or the Borrower shall fail to observe or perform any obligation to be observed or performed by it under any Collateral Document, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Collateral Document; or

(o)                                 (i) Michael Tokarz shall cease to hold the office of Chairman of the Borrower, and such individual is not replaced as such officer by an individual reasonably satisfactory to the Lender within ninety (90) days after the date on which such individual ceases to be such officer; or

(p)                                 the Borrower shall disaffirm, contest or deny its obligations under any Loan Document; or

(q)                                 the occurrence of any event, act or condition which the Lender determines either does or has a reasonable probability of causing a Material Adverse Effect,

then, and in every such event, the Lender may (i)  by notice to the Borrower terminate the Revolver Commitment and it shall thereupon terminate and (ii) by notice to the Borrower declare the Revolver Note (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Revolver Note (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower or any Subsidiary of the Borrower, without any notice to the Borrower or any other act by the  Lender, the Revolver Commitment shall thereupon automatically terminate and the Revolver Note (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Notwithstanding the foregoing, the Lender shall have available to it all rights and remedies provided under the Loan Documents (including, without limitation, the rights of a secured party pursuant to the Collateral Documents) and in addition thereto, all other rights and remedies at law or equity, and the Lender may exercise any one or all of them.

SECTION 6.02.                                        Notice of Default.  The Lender shall promptly give notice to the Borrower of any Default under Section 6.01(c).

ARTICLE VII
[RESERVED]

ARTICLE VIII
CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01.                                        Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period:

(a)                                 the Lender determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the London InterBank Offered Rate or the Adjusted London InterBank Offered Rate, as applicable, for such Interest Period, or

(b)                                 the Lender determines that the London InterBank Offered Rate or the Adjusted London InterBank Offered Rate, as applicable, will not adequately and fairly reflect the cost to the Lender of funding the Euro-Dollar Advances for such Interest Period, so as to allow them to maintain the same yield as they earned at the time this Agreement was executed,

the Lender shall forthwith give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lender to make Euro-Dollar Advances specified in such notice, or to permit continuations or conversions into Euro-Dollar Loans, shall be suspended.  Unless the Borrower notifies the Lender at least 2 Euro-Dollar Business Days before the date of any Borrowing of Euro-Dollar Loans for which a Notice of Borrowing has previously been given, or continuation or conversion into such Euro-Dollar Loans for which a Notice of Continuation or Conversion has previously been given, that it elects not to borrow or so continue or convert on such date, such Borrowing shall instead be made as a Base Rate Borrowing, or such Euro-Dollar Loan shall be converted to a Base Rate Loan.

SECTION 8.02.                                        Illegality.  If, after the date hereof, Change of Law, or compliance by the Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for the Lender (or its Lending Office) to make, maintain or fund its Euro-Dollar Advances, the Lender shall forthwith give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make or permit continuations or conversions of Euro-Dollar Advances shall be suspended.  Before giving any notice to the Borrower pursuant to this Section, the Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Lender, be otherwise disadvantageous to the Lender.  If the Lender shall determine that it may not lawfully continue to maintain and fund any of the outstanding Euro-Dollar Advances to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of the Euro-Dollar Advances, together with accrued interest thereon and any amount due pursuant to Section 8.05.  Concurrently with prepaying such Euro-Dollar Advances, the Borrower shall borrow a Base Rate Advance in an equal principal amount from the Lender, and the Lender shall make such a Base Rate Advance.

SECTION 8.03.                                        Increased Cost and Reduced Return.

(a)                                 If after the date hereof, a Change of Law or compliance by the Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i)                                     shall subject the Lender (or its Lending Office) to any tax of any kind whatsoever with respect to this Agreement or any Euro-Dollar Advances made by it, or shall change the basis of taxation of payments to the Lender (or its Lending Office) in respect thereof (except for changes in the rate of tax on the overall net income of the Lender or its Lending Office imposed by the jurisdiction in which the Lender’s principal executive office or Lending Office is located); or

(ii)                                  shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (or its Lending Office); or

(iii)                               shall impose on the Lender (or its Lending Office) or the London interbank market any other condition, cost or expense affecting this Agreement or Euro-Dollar Advances by the Lender or participation therein;

and the result of any of the foregoing is to increase the cost to the Lender (or its Lending Office) of making or maintaining any Euro-Dollar Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by the Lender (or its Lending Office) under this Agreement or under the Revolver Note with respect thereto, by an amount deemed by the Lender, in its reasonable discretion, to be material, then, upon demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will reasonably compensate the Lender for such additional or increased cost or reduction suffered.

(b)                                 If the Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements after the date hereof has or would have the effect of reducing the rate of return on the Lender’s capital or liquidity as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such Change in Law by an amount deemed by the Lender, in its reasonable discretion, to be material, then from time to time, upon demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will reasonably compensate the Lender for such reduction.

(c)                                  The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender.  A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Lender may use any reasonable averaging and attribution methods.

(d)                                 Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 8.04.                                        Base Rate Advances Substituted for Affected Euro-Dollar Advances.  If (i) the obligation of the Lender to make or maintain a Euro-Dollar Advance has been suspended pursuant to Section 8.02 or (ii) the Lender has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days’ prior notice to the Lender, have elected that the provisions of this Section shall apply to the Lender, then, unless and until the Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a)                                 all Advances which would otherwise be made by the Lender as or permitted to be continued as or converted into Euro-Dollar Advances shall instead be made as or converted into Base Rate Advances, and

(b)                                 after its portion of the Euro-Dollar Advance has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Advance shall be applied to repay its Base Rate Advance instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to the Lender, the Borrower shall remain liable for, and shall pay to the Lender as provided herein, all amounts due the Lender under Section 8.03 in respect of the period preceding the date of conversion of the Lender’s portion of any Advance resulting from the Borrower’s election.

SECTION 8.05              Compensation.  Upon the request of the Lender, delivered to the Borrower, the Borrower shall pay to the Lender such amount or amounts as shall compensate the Lender for any loss, cost or expense incurred by the Lender as a result of:

(a)                                 any payment or prepayment (pursuant to Sections 2.10, 2.11, 6.01, 8.02 or otherwise) of a Euro-Dollar Advance on a date other than the last day of an Interest Period for such Advance; or

(b)                                 any failure by the Borrower to prepay a Euro-Dollar Advance on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

(c)                                  any failure by the Borrower to borrow a Euro-Dollar Advance on the date for the Borrowing of which such Euro-Dollar Advance is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Advance (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Advance which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Advance provided for herein over (y) the amount of interest (as reasonably determined by the Lender) the Lender would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading lenders in the London interbank market (if such Advance is a Euro-Dollar Advance).

ARTICLE IX
MISCELLANEOUS

SECTION 9.01.                                        Notices Generally.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)                                     if to the Borrower, to it at MVC Capital, Inc., 287 Bowman, 2nd Floor, Purchase, New York 10577, Attention of Chief Financial Officer (Telecopier No. 914-701-0315; Telephone No. 914-701-0310); and

(ii)                                  if to the Lender, to Branch Banking and Trust Company at 200 West Second Street, 16th Floor, Winston-Salem, NC 27101, Attention of Steve Whitcomb, Senior Vice President (Telecopier No. 252-234-0736; Telephone No. 336-733-2754).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b)                                 Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.                                        No Waivers.  No failure or delay by the Lender in exercising any right, power or privilege hereunder or under the Revolver Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03.                                        Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii)  all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Lender (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Environmental Releases on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)                                 Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 9.04.                                        Setoffs; Application of Payments.

(a)                                 If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or their respective Affiliates may have.  The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)                                 Prior to the occurrence of a Default, the Lender shall apply all payments and prepayments in respect of the obligations of the Borrower under this Agreement or any other Loan Document in such order as shall be specified by the Borrower.  After the occurrence of a Default, the Lender shall apply all payments and prepayments in respect of any obligations of the Borrower under this Agreement or any other Loan Document and all proceeds of collateral, if any, in the following order:

(i)                                     first, to pay obligations of the Borrower in respect of any fees, expenses, reimbursements or indemnities then due to the Lender;

(ii)                                  second, to pay interest due in respect of the Advances;

(iii)                               third, to the ratable payment or prepayment of principal outstanding on the Advances in such order as the Lender may determine in its sole discretion; and

(iv)                              fourth, to the ratable payment of all other obligations of the Borrower.

(c)                                  Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Advances shall be applied first, to repay outstanding Base Rate Advances, and then to repay outstanding Euro-Dollar Advances with those Advances which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

SECTION 9.05.                                        Amendments and Waivers.  Any provision of this Agreement, the Revolver Note or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

SECTION 9.06.                                        Intentionally deleted.

SECTION 9.07.                                        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 9.08.                                        Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f)  with the consent of the Borrower, or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information

SECTION 9.09.                                        Representation by Lender.  The Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 9.07, the disposition of the Revolver Note shall at all times be within its exclusive control.

SECTION 9.10.                                        Intentionally deleted.

SECTION 9.11.                                        Survival of Certain Obligations.  Sections 8.03(a), 8.03(b), 8.05 and 9.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement, and the Revolver Commitment and the payment in full of the principal of and interest on all Advances.

SECTION 9.12.                                        North Carolina Law.  This Agreement and each Note shall be construed in accordance with and governed by the law of the State of North Carolina.

SECTION 9.13.                                        Severability.  In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 9.14.                                        Interest.  In no event shall the amount of interest due or payable hereunder or under the Note exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to the Lender by the Borrower or inadvertently received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that it elects to have such excess sum returned forthwith.  It is the express intent hereof that the Borrower not pay and the Lender not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

SECTION 9.15.                                        Interpretation.  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 9.16.                                        Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 9.17.                                        Waiver of Jury Trial; Consent to Jurisdiction.  The Borrower and the Lender (1) irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of this Agreement, any of the other Loan Documents, or any of the transactions contemplated hereby or thereby, (2) submits to personal jurisdiction in the State of North Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (3) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (4) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower.  Nothing herein contained, however, shall:  (i) prevent the Lender from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction; or (ii) affect the right to serve legal process in any other manner permitted by law.

SECTION 9.18.                                        Independence of Covenants.  All covenants under this Agreement and the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise allowed by, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

MVC CAPITAL, INC.

By:
Name:
Title:

[CORPORATE SEAL]

Credit Agreement

S-1

BRANCH BANKING AND TRUST COMPANY,
as the Lender

By:	(SEAL)
Name:
Title:

Credit Agreement

S-2